Exhibit 99.1

[Applica logo]

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(305) 362-2611
investor.relations@applicamail.com

Applica Incorporated Announces Sale of China Manufacturing Operations and
Impairment of Goodwill In Accordance with SFAS No. 142

     Miami Lakes, Florida (July 28, 2004) — Applica Incorporated (NYSE: APN) today announced that it has sold its Chinese manufacturing operations through a sale of all of the outstanding shares of Applica Durable Manufacturing Limited to an affiliate of Elec-Tech International Co., Ltd., a leading Chinese manufacturer of kitchen appliances. Applica does not expect to realize a material gain or loss from the sale. As part of the transaction, Applica has entered into a long-term supply arrangement with Elec-Tech.

     Harry D. Schulman, Applica’s President and Chief Executive Officer, commented, “We are very excited to announce this expansion of our relationship with Elec-Tech. We consider Elec-Tech to be a leading manufacturer in China and expect that our supply partnership with them will result in new products and improved cost for Applica and its customers.”

     As a result of the decision to exit its Chinese manufacturing operations, Applica has changed its position with regard to permanently investing certain previously undistributed foreign earnings outside of the United States and estimates that there will be an additional tax charge in the second quarter of approximately $24.0 million ($1.00 per share), which reflects the U.S. taxes on those earnings. Management believes that the cash impact of these taxes in 2004 will be less than $2.0 million as the result of the use of NOLs and foreign tax credits.

     Applica also announced that it has made a preliminary assessment of its existing goodwill for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 142 “Goodwill and Other Intangible Assets”. Management’s current estimate of the impairment is $62.8 million ($46.4 million after tax). The non-cash expense will be reported as an impairment of goodwill and will reduce reported earnings by $1.93 per share for the second quarter.

     In view of these corporate events, the Company is re-evaluating its tax strategies and its ability to realize deferred tax assets of approximately $64.0 million as of March 31, 2004.

     Applica will hold a conference call on August 5, 2004 at 11:00 a.m., Eastern Daylight Time, to discuss these matters, as well as its second-quarter results, and to give guidance on future results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com by clicking on the Investor Relations page. You may also access the call via CCBN, at www.streetevents.com. The event will be archived and available for replay through Thursday, August 12, 2004, at midnight.

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates manufacturing facilities in Mexico. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding the success or failure of our growth strategy; increases in cost and unavailability of raw materials and components; complications resulting from our implementation of the new ERP system; our dependence on purchases from large customers; our ability to renew the Black & Decker® trademark license agreement; the strength of the U.S. retail market; currency fluctuations in our international operations; the potential for product recalls and product liability claims against us; the bankruptcy or loss of a major retail customer, distributor or supplier; the risks of our international operations; changes in trade relations with China; our dependence on the timely development, introduction and customer acceptance of products; competitive products and pricing; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

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